Exhibit 99.1
MANAGEMENT DISCUSSION SECTION
Operator: Good morning everyone, and welcome to APAC’s Second Quarter 2009 Earnings Conference Call and Webcast. This call is being recorded.
At this time, I would like to turn the conference over to Ms. Harriet Fried of LHA. Please go ahead, ma’am.
Harriet Fried, Investor Relations, Lippert/Heilshorn & Associates
Good morning, and thanks for joining us for the second quarter 2009 conference call for APAC Customer Services. The Company issued a press release yesterday evening containing financial results for the second quarter of 2009. This release is available on the company’s website, as well as on various financial websites.
Company representatives on today’s call are Mike Marrow, President and Chief Executive Officer, and Andrew Szafran, Senior Vice President and Chief Financial Officer.
Before opening the call, I’d like to remind you that statements about future operating and financial results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the company’s actual results to differ materially. Yesterday’s earnings release and the company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008, and its quarterly reports on Form 10-Q for the fiscal quarters ended March 29, 2009 and June 28, 2009 discuss some of these factors. The company’s forward-looking statements speak only as of today’s date.
To supplement the company’s consolidated financial statements, APAC uses certain measures defined as non-GAAP financial measures by the SEC. A reconciliation of these results to GAAP is attached to yesterday’s earnings release, and additional information can be found in APAC’s Annual Report on Form 10-K for the fiscal year-ended December 28, 2008 and in its subsequent filings on Form 10-Q.
The company has posted a downloadable presentation to accompany the webcast in the Investor Relations’ section of its website at www.apaccustomerservices.com. The presentation can be viewed in the webcast section of APAC’s IR website by clicking on the link shown under the title of today’s event. It will also be posted under Investor Presentations after this call.
With that introduction, I’d now like to turn the call over to Mike Marrow. Go ahead, please, Mike?
Michael P. Marrow, President and Chief Executive Officer
Thank you, Harriet, and thanks, everyone, for joining us on our second quarter conference call. Being a results-oriented company, we generally start these calls with a recap of the previous quarter’s results, and that is what we will do today.
As we noted in our press release, we had a very solid quarter. Revenue grew year-over-year on a real basis and in line with our guidance. We had solid bottom line profits with no add backs or one timers. We closed some significant pieces of new business, both organic and new logo which will continue to enhance our growth rates in the back half of this year. Our debt was paid off, and our cash reserves are growing.

In just a moment I will turn over the call to Andrew to provide some details on our financial performance. Before I do, I want to spend a minute on guidance.
As you may have read in our press release, we have been gaining momentum as the year has progressed and are now ramping up several significant new assignments. Due to this positive momentum, we are raising our revenue and EPS guidance we provided in May of 2009. Based on current conditions, we expect year-over-year revenue growth to be in the low double-digits to mid-teens versus our May guidance, which you will recall, was high single to low-double digit revenue growth.
We also expect full year EPS for 2009 to be in the range of $0.60 to $0.65, and you may recall that our guidance we gave in May was for EPS to be in the range of $0.55 to $0.60.
With that, I will now turn the call over to Andrew to walk us through the numbers. Following Andrew’s discussion, I will try to provide a few insights into some of the initiatives and activities going on at APAC. After that, we will open the call to questions. Andrew, you’re up.
Andrew B. Szafran, Senior Vice President and Chief Financial Officer
Thanks, Mike. Let’s jump right into the review of our results. For those of you following along via the webcast, my commentary begins on page five of the PowerPoint.
I’m pleased to say that we demonstrated another solid financial performance in Q2. A year ago this quarter, APAC reported a small net loss of $63,000 or a $0.00 loss per diluted share. We’ve continued the dramatic improvement trend we began last year, and for the second quarter of 2009 we had positive net income of $7.7 million or $0.14 per diluted share which is also $0.15 per basic share.
So let’s take a look at how we achieved these results. Second quarter 2009 revenue of $66 million was up 8.8% from 60.7 million in the second quarter of 2008. We exited $4.9 million of largely seasonal and marketing campaign driven business. We replaced that revenue with $11 million of new business from both new and existing clients. Our revenue was also impacted on net by less than $1 million from the migration of certain domestic business off shore.
Gross profit in Q2 was very solid, at $15.4 million with a gross margin of 23.3% compared to a gross profit of $10.7 million or a 17.7% gross margin in the prior year’s quarter. This increase of 5.6 percentage points clearly demonstrates the sustained improvements in efficiency that we have achieved in our service delivery.
We also showed improvement in our operating expenses, reducing them from $8.3 million last year to 7.6 million in ‘09. As a percentage of sales, you can see how we leveraged our expense base as we bought expenses down from 13.6% last year to 11.5% this past quarter. If we adjust our numbers to exclude $437,000 in severance and restructuring charges last year, we improved by almost 1.5 percentage points in our total operating expense from 12.9% to 11.5%.
This yielded net income for the second quarter of $7.7 million or $0.14 per fully diluted share, which is also $0.15 per basic share compared to a net loss of $63,000 or a zero-cent per fully diluted share in the second quarter of ‘08.
Our IBT or pre-tax profit was 11.9% of sales and squarely within our expected operating range of 9% to 13% that we have spoken about previously. As we noted again in yesterday’s press release, we do not expect to owe any U.S. federal income tax in 2009 due to the company’s NOL carry-forward and other tax credits.

Moving on to adjusted EBITDA, we improved the quarter year over year by a factor of 1.8 times, increasing from $6 million to $10.8 million. On a percentage of sales basis, adjusted EBITDA increased from 9.9% to 16.3%, which puts APAC in good company with the top performers in the industry.
Another very notable achievement is that the company paid down all of our outstanding debt, which was $6.1 million at the end of the first quarter. Instead, we had $9.6 million of cash on hand at the end of Q2.
Here’s what is behind our cash flow since the end of Q1. We generated $11 million in cash from our operations excluding any changes in assets or liabilities. We also generated $6.2 million from working capital, chiefly driven by lower accounts receivable as our DSO improved from 48 to 44 days. Changes in other net assets and liabilities used $2.2 million of cash, and we spent $2.1 million in net CapEx on new business investment and on IT infrastructure.
I’d like to quickly review how APAC has performed on a year-to-date basis, which you will find on page six of the accompanying PowerPoint. Our top line was up just over 12%. Our gross margin improved by 9.5% to 24.4%. We generated net income of $18.4 million versus a loss of 4.1 million. IBT or pre-tax profit was 13.4% of sales, at the high end of our expected operating range of 9% to 13%.
EPS on a diluted basis was $0.34 compared to an $0.08 loss in the first six months of 2008. Adjusted EBITDA improved from 8.7 million or 7% return on sales to 24.4 million, for a 17.5% return on sales. Debt, which was just under $18 million a year ago, was completely paid off and we now have $9.6 million of cash in the bank.
So with that overview, I will turn the call back over to Mike.
Michael P. Marrow, President and Chief Executive Officer
Thank you, Andrew, nice report. At this point, I would like to spend a few minutes and provide a handful of updates on some of the activities taking place at APAC. As you know, we recently opened a new site in Leyte which is a province in the Philippines. We took our first calls on March 2. We’re quickly building up this site and have put programs that will ramp up to about 600 seats of the total 800 seat capacity. I believe we will most likely have the site sold out by year’s end.
Next, you may have read that we closed a deal with a major client whereby we are taking over a center from a competitor in Tucson. As is generally the case, we don’t disclose specific client names.
This site comes with about 750 seats, 250 of those seats will be used for our current client, and 500 seats are available for new work. We assume responsibility for the center in October. We’ve been speaking with a number of prospects and current clients alike about programs that will work well in this new space. It’s a terrific site, and we’re confident we will be able to fill it in the relative near term.
On the topic of sales, we have talked over the last couple of our calls about the rebuilding of our sales team and the strengthening of our pipeline. You will recall that Chris Crowley, the leader of our sales team, joined us just prior to our last earnings call. Our efforts with the sales team are now starting to pay dividends. As we have announced recently, we have closed deals with a major media corporation as well as a major financial institution. A number of other potential deals are moving along nicely. On top of our new logo success, in the past quarter we have also been awarded additional business with two of our wireless clients as well as additional work with some of our healthcare clients. That work will be ramping up throughout most of the remainder of the year.

So adding it all up, we’re having success with new logos and existing clients, as well. We have a lot of positive things going on at APAC. Those are just a few examples to give you a flavor of how we’re progressing.
As always, we’re focused on our four priorities, and I’ll take just a minute to reiterate those for you. Our first priority is to continually enhance the quality and dependability of the services we provide for our clients. Part of that is looking at how we can continue to add value. I believe our continued success in winning new business with our existing clients is a good measure of the quality and dependability of the services we provide and that our clients see the value we are adding to their organizations.
Our second priority is to maintain a constant focus on eliminating waste and reducing overhead so we can operate as efficiently as possible. Our approach to bringing up new sites just in time as we are doing in Leyte is one of the many things we do to minimize unnecessary overhead. Our third priority is to win business with both new logo companies and existing clients. I’m extremely pleased with our track record with existing clients, and after a lot of hard work, our new logo efforts are also starting to show some nice results. Our fourth priority is to ensure we continue to develop as well as recruit talented people to operate the business and service the needs of our clients. When opportunity strikes, we want to make sure we have the bench strength to service the opportunity from day one and avoid the common pitfalls of new client ramps. We are actively recruiting outside talent as well as working hard to develop our internal rising stars.
Sticking with our priorities and with the results of this past quarter, I think most would agree that APAC is well positioned for the rest of 2009, and we have plenty of positive momentum as we head towards 2010. So, those are some of the updates on things that are happening at APAC.
At this point, we’re ready to take some of your questions. Operator, please go ahead.

QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] And our first question today comes from Matt McCormack of Brigantine Advisors.
<Q — Matthew McCormack>: Yes, Hi, good morning.
<A — Michael Marrow>: Good morning, Matt.
<Q — Matthew McCormack>: The first question just on the revised guidance in light of the ramp, could you just kind of walk through what we should expect in terms of seasonality with the 3Q revenue and 4Q revenue?
<A — Michael Marrow>: In terms of seasonality, I think the best way I can answer that is that we’ve looked at these ramps, we have looked at our base of business, a lot of positive momentum and that has caused us to increase both the revenue and the EPS guidance. So, a portion of it that will be from these ramps with the new business, a portion of it from growth with existing, and I think just steady-Eddie progress with the company.
<Q — Matthew McCormack>: So in terms of the third quarter revenue though, we should expect that to be sequentially up and then the balance in the fourth quarter?
<A — Michael Marrow>: Yes, I think that’s fair.
<Q — Matthew McCormack>: Okay, and then in terms of, I guess the new logo wins and the expansion with the existing clients, could you just talk about where that business is being sourced? Is that coming from the in-house operations? Are they competitive takeaways? How are you able to I guess achieve these new wins?
<A — Andrew Szafran>: Matt, I’d say it’s a mix of all of the above.
<A — Michael Marrow>: I’m not quite sure I follow your question. Are you asking where it’s coming from, or where we’re going to service it?
<Q — Matthew McCormack>: Yes, I’m asking where does the source of the wins — did you take it from another outsourcer, is it work that was being done in-house that the client is now outsourcing? Where are the wins, I guess, coming from, I guess?
<A — Michael Marrow>: A combination of those. It is — there’s some that is, if I look at our health care clients I would say the majority of that is coming from in-house. Some of it is new things they’re doing, and the financial services that we announced, that is coming from in-house. The wireless, some of that is coming from their growth and some of it is coming from a competitor or competitors, and obviously the Tucson, as we had stated, that new site is a client moving work from a competitor to us. So it’s a combination.
<A — Andrew Szafran>: And the media company is also from a competitor and growth.
<A — Michael Marrow>: The media company, yes. Some of that is being moved from a competitor, good point, and some of that is their growth.
<Q — Matthew McCormack>: Okay. And then in terms of, I guess, your — CapEx is 2.1, I guess, million in the quarter. How should we expect to see that trend given your commentary on — you do have some underutilized facilities. But as you take on this new business, how should we see CapEx trend up for the rest of the year?
<A — Andrew Szafran>: Matt, we’re planning on spending about 4% of revenues this year.

<Q — Matthew McCormack>: And then my last question kind of relates to the NOL. Given that you’ve gone several quarters in a row of profitability, are you going to have to release the valuation allowance and start to show GAAP taxes even though you won’t be paying cash for a while?
<A — Andrew Szafran>: It’s a good question, Matt. In Q3, you know, we anticipate passing the first test of what would be required to release that valuation analysis, but that’s just the first test and we have to conduct a pretty in-depth analysis along with Ernst & Young on releasing that. And all I can say is that that will be underway in Q3 and Q4.
<Q — Matthew McCormack>: Great, thank you.
Operator: And our next question today comes from Howard Smith of First Analysis.
<A — Michael Marrow>: Hi, Howard.
<Q — Howard Smith>: Hey. Good morning, and congratulations on a very efficient execution. [inaudible]
<A — Michael Marrow>: Thank you.
<Q — Howard Smith>: My first question is a follow-up on the CapEx, just asked. You added about 850 seats this quarter with just over $2 million of capital expenditure. That’s a very efficient turn up of seats. Is that because it’s already, you’ve spent a lot of that just turning them up in the Philippines or maybe you could comment on that level of efficiency?
<A — Michael Marrow>: I think it’s a few things. Some of that is seats in existing sites that, you know, we’ve sort of lit up, right, meaning we’ve connected the technology and so on. We have the cubes there and not much else. In some cases, we added the cubes. But we didn’t have to do any physical plan, you know, adding bathroom, all the real high costs of bringing up a new facility. So part of it is that we’re taking advantage of the existing sites, and part of it is we’re pretty diligent in our spend. We, I use the word torture; we torture the bids when we get them from suppliers and contractors and so on, lots of ways to spend money and we’d rather spend less than more on building facilities.
<A — Andrew Szafran>: We’re certainly taking advantage of deals out there.
<A — Michael Marrow>: Yes.
<Q — Howard Smith>: All right. That provides some context. My second question is on the top line. I’m trying to think about the ramp maybe relative to Q4 of last year. Obviously in Q1, you said there were some one-time, year-end things that you took advantage of and wouldn’t repeat. But I don’t think you had lot of seasonal business in Q4, so you were up about a million. With the business you’ve signed and the programs ramping, it looks to me like maybe some volumes from existing customers fell off. Is that due to the economy? Am I thinking about it correctly?
<A — Michael Marrow>: Are you talking about from Q1 to Q2?
<Q — Howard Smith>: No from Q — from the 65 million, 65.3 in Q4 of 2008 to, kind of, 66 million in this quarter, given that Q1 had, as you said on the call, a lot of, kind of, one-time programs.
<A — Michael Marrow>: Yes, okay. So I think the way I would compare Q4 of last year to Q2 of this year would be Q4 does have some seasonality in it. Our packaging/shipping client, that’s a big time of the year for them. It’s also a time that the wireless companies tend to be pretty busy. And it’s also a time where we are adding some additional people in health care to support our clients during open enrollment. So, there is a chunk in Q4 that I would consider seasonal although much less than what we’ve had in prior years. Q2, looking at this last quarter, not — one of the quarters with probably the least amount of seasonality in it.

<Q — Howard Smith>: Okay that’s helpful. I’ll let somebody else take a turn and jump back in queue.
<A — Michael Marrow>: Okay, great thanks
Operator: [Operator Instructions] Our next question comes from Dave Koning of Robert W. Baird.
<Q — David Koning>: Yes, hey guys, great job again.
<A — Michael Marrow>: Thank you, good morning.
<Q — David Koning>: I guess I was wondering. Growth is really a function of both organic program volumes and then new volumes in — or I guess, new programs, and it sounds like you’re doing a great job for sure on the new programs. I’m wondering how the organic programs volumes had been trending, I guess both during the quarter and then if there is any trend throughout the month and getting into July, if you’ve seen any either pickup or deterioration.
<A — Andrew Szafran>: David, we have a good mix on both sides of that equation, both the new logo and organic growth, so it’s relatively balanced, although we’re anticipating a larger impact from the new logo in the upcoming quarters
<Q — David Koning>: Okay, and you’re not seeing existing programs where they’re updating on volume projections either upward or downward. It’s pretty steady.
<A — Michael Marrow>: There’s some of that. There are always a little bit of ups and downs, but yes, more or less steady. There have been some industries that have been somewhat impacted, obviously our package shipping client. People aren’t shipping as much, but there has been a little bit of bleed out there but upside in other areas. So as Andrew says, I think we have a really good track record in this organization of growing existing clients and with Chris’s addition to the team, we’re starting to close deals, and the date we sign the contract I think of them as an existing client. We service the heck out of them, and hopefully they’ll continue to grow as well.
<Q — David Koning>: Okay, great. Secondly, you touched on the margins and how Q1 was a little better than normal because of some of the seasonal stuff. And then Q2 was still very strong I think at 12% operating margin, which is a lot better than most of the companies in the industry. And I’m wondering maybe if you can talk a little bit about what you think is separating your margins from the rest of the industry and if that type of level, that 12% or so, is pretty sustainable longer term.
<A — Michael Marrow>: Yes, a couple things. I think it speaks well to our operations that we did have a significant decline in revenue quarter to quarter, although we grew year over year, and I think a lot of organizations seeing that level of a decline have issues maintaining their margins. Our operations group did a great job. I can’t speak to what’s happening on a day-to-day base with others in the industry. I can only talk about what we do, and it goes back to our priorities. There are four of them that I try to repeat on this call every time, and we repeat them to ourselves internally. We’re just focused; we try not to get distracted.
<Q — David Koning>: Okay, good. And then finally, you’ve made great progress paying down the debt and now you’ve a nice cash balance. What’s the thought there? Would you start to think about a repurchase plan even or is it mainly acquisitions over the next couple of years?

<A — Michael Marrow>: The good news there is now we can talk about all those options, and we are. There are a lot of options out there, and I think we’ll be opportunistic. We’ll look at what’s the right strategy for that moment in time and what’s right today might be different three months from now.
<Q — David Koning>: Got you, thank you.
<A — Michael Marrow>: There are acquisitions, there are dividends, there are all kinds of options. There are repurchase plans. We don’t have — we’re not locked into any one of those but we do talk about on them on a pretty regular basis.
<Q — David Koning>: Okay, great thank you.
Operator: [Operator Instructions] We’ll go next to Mark Cooper of Wells Capital.
<Q — Mark Cooper>: Good morning.
<A — Michael Marrow>: Good morning, Mark.
<Q — Mark Cooper>: Good morning. Andrew, I think in the past, we may have talked about or I may have asked about the status or the cumulative total of shares sold by Schwartz to date. What’s that number?
<A — Andrew Szafran>: Mark, it’s just over 2 million shares, 2.08 as of the last Form 4.
<Q — Mark Cooper>: And the authorization, or the plan was for 5 million shares, is that correct?
<A — Andrew Szafran>: Correct, 5 million over the course of up to two years, subject to volume restrictions.
<Q — Mark Cooper>: All right, thank you.
<A — Andrew Szafran>: Thanks, Mark.
Operator: And we’ll go next to Jaime Lester of Soundpost Partners.
<Q — Jaime Lester>: Hey guys, nice quarter, just a few housekeeping questions. What’s the gross NOL value at this point?
<A — Andrew Szafran>: $32 million.
<Q — Jaime Lester>: 32 million, okay, and then any statistics you can share with us on employee turnover either onshore or offshore?
<A — Michael Marrow>: What I’ll say is that from our understanding of the industry, discussions with clients and so on, we’re at or near the head of the pack.
<Q — Jaime Lester>: But in terms of changes quarter over quarter, anything you’re noticing that is encouraging or otherwise?
<A — Michael Marrow>: I would say constant improvement over the last year and a half, and we’re happy with where we’re at, but it’s one of our major focuses. There’s a huge expense involved with that, not only cost to the company but the quality of the service we provide to our clients. It’s always top of mind for us.

<Q — Jaime Lester>: Okay. If you compare and contrast the second quarter to last year’s fourth quarter, revenues are basically the same. It looks like your SG&A is about $1 million higher, but your gross profit is 3 million higher. Just take me, if you can, help me understand what has happened from then to now. But obviously net-net is very positive for your operating profit. But is it just the opening of new facilities and mix shift? Is it different contracts coming online? Is it something else happening? Come to think of it, the revenues are pretty stable, but the...
<A — Michael Marrow>: Let me give you a couple things that may answer your question. One is going back to a previous answer. I think a larger portion of Q4 revenue was seasonal — not I think; I’m sure. So, if you think of the steady base of revenue and add on top of that the seasonal, I would say our steady base of revenue is stronger in Q2 than it was in Q4.
<Q — Jaime Lester>: Seasonal revenue is below gross margin?
<A — Michael Marrow>: I’m just talking about the revenue mix.
<Q — Jaime Lester>: Okay.
<A — Michael Marrow>: That if you add up what happens all year long plus the peaks and valleys of the seasonal, the additional, the portion of revenue in the fourth quarter of the seasonal is a larger portion of our total revenue than what is seasonal in the second quarter.
Second in terms of margins and so on, I think that just comes from diligence. We’ve had six more months now to continue working on our plan and developing a culture that surrounds those four priorities that I spoke about earlier. I think Andrew has a couple of...
<A — Andrew Szafran>: Yes, one other piece of that is we signed up at the end of Q4 last year a new wireless customer that we really had virtually no revenue in that quarter and were just starting up, and now they’re at a nice material run rate.
<Q — Jaime Lester>: So there were some costs in that quarter but no revenues against them effectively?
<A — Andrew Szafran>: Yes, more costs relative to the revenues. That’s when we were starting that up.
<Q — Jaime Lester>: Okay, great, thanks a lot. Take care.
<A — Michael Marrow>: You bet.
Operator: [Operator Instructions] We will take a follow up from Howard Smith of First Analysis.
<Q — Howard Smith>: Yes, good morning and I just wanted to follow up on what you’re seeing. You’re out there getting a lot of wins, some of them competitive, et cetera, and I wanted to get sense of what you’re seeing in the pricing environment for that as you compete for that business.
<A — Michael Marrow>: It’s a mix. I think generally overall, I would characterize it as competitive as ever but not the sort of cut-rate pricing we saw a few years ago when there was a tremendous amount of capacity in the industry, so highly competitive. We’re not having to slash prices to win business.
<Q — Howard Smith>: Okay, but you’re not seeing the type of what some people would characterize as irrational pricing et cetera on the part of people trying to get business that was out there three, four years ago.

<A — Michael Marrow>: Nothing unusual, if there’s a competition with a large number of competitors, oftentimes there’s one in there that their price is way out of line with others. And the vast majority of what we’re doing, it’s pretty much in line what we’ve seen over the last couple years.
<Q — Howard Smith>: Great. Thank you.
<A — Andrew Szafran>: I think that, Howard, one little rejoinder on that. I think the clients are also smarter in understanding what they’re getting for that price. If they see a crazy price, they really dig into what the T&Cs are and where to see if it’s real and to understand what is the quality of what they’re getting.
<Q — Howard Smith>: Okay, thanks for that clarification.
Operator: And we will go next to Mark Cooper of Wells Capital.
<Q — Mark Cooper>: Thanks for taking the follow-up questions. Andrew, the cash flow from operations, I’m looking at your guidance for what you the think the rest of the year is. You should be somewhere around 16 million of net income over the second half, give or take a few depending on the share count. Is there anything in the timing of cash flows or the working capital that would not let that 16 million end up being cash flow from operations other than depreciation?
<A — Andrew Szafran>: Well the only other component would be the working capital.
<Q — Mark Cooper>: Right.
<A — Andrew Szafran>: And we invoice, figure monthly and depending on the timing of when we get paid, there could be some swings as we saw at the end of Q1. We have some large customers and having that payment come in with the swing of a few days could impact the total cash flow.
<Q — Mark Cooper>: So, but the 45-day number which you brought down from 60 a year and half ago, you think that’s pretty stable at this point?
<A — Andrew Szafran>: Yes, our goal is to be in the mid to high 40’s consistently.
<Q — Mark Cooper>: Okay.
<A — Andrew Szafran>: So a little bit of flux there but certainly not back to 60, and we’ve made a lot of process improvements in creating invoices and making sure that they’re right and getting them out on a timely basis.
<Q — Mark Cooper>: All right. Thank you.
<A — Michael Marrow>: Thanks, Mark.
Operator: Now we’ll go next to Mike Camilli, private investor.
<Q>: Hello, I was looking at your guidance and with all the ramping up and so forth in there, I was wondering if you could maybe go a little bit into, obviously not sure what’s going to happen, how do you discount this future thing? Is there upside there if everything hits on all cylinders?
<A — Andrew Szafran>: Mike, the guidance kind of stands as our best view. There’s a range in there, where at the lower end of the range we have a very, very high confidence level and at the higher end is if some of the things that we think could happen materialize.

<Q>: Okay.
<A — Andrew Szafran>: Okay?
Operator: And with no further questions in queue, I’d like to turn the conference back over to Michael Marrow for any additional or closing remarks.
Michael P. Marrow, President and Chief Executive Officer
Okay, operator, thank you. I’ll close by once again saying thanks to everyone for joining us this morning. As you know, we’re a results-oriented company. We look forward to our next call where we will be sharing the results for the third quarter of 2009. As always, we genuinely appreciate your participation in these calls and your interest in APAC. Thank you very much.
Operator: And that does conclude today’s conference ladies and gentlemen. Again, we appreciate everyone’s participation.
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